Exhibit 10.8.2

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “First Amendment”) is made as of this 31st day of December, 2013 (the “Effective Date”), by and between TR 55 ALLEN PLAZA LLC, a Delaware limited liability company (“Landlord”), and CONNECTURE, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are parties to that certain Office Lease dated as of September 30, 2013 (the “Original Lease”), wherein Landlord leased to Tenant, and Tenant leased from Landlord, approximately 28,299 square feet of Rentable Area (the “Premises”) known as Suite 400 on the fourth (4th) floor of the building located at 55 Ivan Allen Jr. Boulevard, Atlanta, Georgia 30308 (the “Building”); and

WHEREAS, following the Effective Date of the Original Lease, Landlord re-measured the Premises and determined that the actual Rentable Area of the Premises varied from the Rentable Area of the Premises stated in the Lease; and

WHEREAS, Landlord and Tenant desire to adjust certain of the economic terms of the Lease based upon this re-measurement, and also to provide a mechanism by which Tenant may utilize remaining portions of the Landlord’s Allowance for reimbursement of FF&E Costs (hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration and of the mutual agreements hereinafter set forth, it is hereby mutually agreed as follows:

1. Incorporation of Recitals. The foregoing recitals are hereby incorporated in this First Amendment and are made a part hereof by this reference.

2. Definitions. All capitalized terms not defined in this First Amendment shall have the meanings ascribed thereto in the Original Lease. As used herein and in the Original Lease, the term “Lease” shall mean the Original Lease, as amended by this First Amendment.

3. Confirmation of Rentable Area. The parties acknowledge and agree that, notwithstanding anything to the contrary contained in the Original Lease, the Premises contain 28,075 square feet of Rentable Area, and that such measurement shall be binding upon Landlord and Tenant for the Lease Term. Accordingly, the parties agree that, notwithstanding anything to the contrary in the Original Lease:

a.	The term “Tenant’s Percentage Share” shall mean 8.21%.

b.	The Base Rental schedule set forth in the Lease Summary attached to the Original Lease is hereby deleted in its entirety and replaced with the following schedule:

Lease Year	Annual Base Rent per RSF	Annual Base Rental	Monthly Base Rental
1	$14.00	$393,050.00	$32,754.17
2	$14.42	$404,841.50	$33,736.79
3	$14.85	$416,913.75	$34,742.81
4	$15.30	$429,547.50	$35,795.63
5	$15.76	$442,462.00	$36,871.83
6	$16.23	$455,657.25	$37,971.44
7*	$16.72	$469,414.00	$39,117.83
8*	$17.22	$483,451.50	$40,287.63
9	$17.74	$498,050.50	$41,504.21
10	$18.27	$512,930.25	$42,744.19
11	$18.82	$528,371.50	$44,030.96

c.	The term “Commitment Deposit” shall mean the sum of Thirty-Two Thousand Seven Hundred Fifty-Four and 17/100 Dollars ($32,754.17), and the overage previously paid by Tenant for such Commitment Deposit shall be promptly refunded by Landlord to Tenant.

d.	The term “Landlord’s Allowance” shall mean the sum of One Million Four Hundred Three Thousand Seven Hundred Fifty and 00/100 Dollars ($1,403,750.00).

d.	Each instance of the phrase “Three Hundred Forty-Three Thousand Eight Hundred Thirty-Three and 00/100 Dollars ($343,833.00)” occurring in the first sentence of Section 3.4 of the Original Lease (captioned, “Base Rental and Operating Expenses Abatement”) is hereby deleted and replaced with the phrase “Three Hundred Forty-One Thousand One Hundred Eleven and 25/100 Dollars ($341,111.25)”.

e.	The term “Early Termination Fee” shall mean the sum of One Million One Hundred Five Thousand Three Hundred Forty-Seven and 36/100 Dollars ($1,105,347.36).

4. Application of Landlord’s Allowance to FF&E Costs. Subject to the terms hereof, Tenant shall be entitled to draw upon the Landlord’s Allowance to pay for the documented third-party costs and expenses incurred by Tenant in connection with Tenant’s physical move to the Premises, installing data and telecommunications wires and cabling in the Premises, purchasing stationery and business cards for use in the Premises, and acquiring and installing furniture, fixtures and equipment used in the Premises (collectively, “FF&E Costs”). Notwithstanding anything to the contrary contained herein, the Landlord’s Allowance shall only be available to Tenant to pay for FF&E Costs to the extent that the Landlord’s Allowance will exceed all Construction Costs, as reasonably estimated by Landlord. Subject to the terms hereof and the Lease, Landlord shall disburse the Landlord’s Allowance to Tenant for payment or reimbursement of FF&E Costs following: (a) receipt by Landlord of a written requisition request from Tenant, together with paid receipts or unpaid invoices evidencing the total amount of the FF&E Costs which are the subject to the requisition (collectively, a “Requisition Request”), (b) receipt by Landlord of final unconditional lien waivers, in a form satisfactory to Landlord, from each vendor providing or installing the furniture and equipment (but only if and to the extent that such vendor could have lien rights in the event of non-payment of its invoice) (collectively, a “Required Lien Waivers”), and (c) Tenant shall not be in default of any of its obligations under the Lease beyond any applicable notice and cure period. Landlord shall disburse the applicable portion of Landlord’s Allowance to Tenant within thirty (30) days of Landlord’s receipt of the Requisition Request and Required Lien Waiver, provided that Landlord shall not be obligated to disburse the Landlord’s Allowance for payment of FF&E Costs more frequently than once per month. If Tenant does not use and properly requisition from Landlord the entire remaining balance of the Landlord’s Allowance on or before August 1, 2014, any remaining unused balance of the Landlord’s Allowance shall be deemed forfeited by Tenant and retained by Landlord.

5. Counterpart Copies. This First Amendment may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this First Amendment.

6. Miscellaneous. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, transferees, successors and assigns and shall be governed by and construed in accordance with the laws of the State of Georgia.

7. Ratification. Except as expressly amended by this First Amendment, all other terms, conditions and provisions of the Original Lease are hereby ratified and confirmed and shall continue in full force and effect.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Office Lease under seal as of the day and year first hereinabove written.

LANDLORD:

TR 55 ALLEN PLAZA LLC,
a Delaware limited liability company

By: LPC Realty Advisors I, Ltd., a Texas limited partnership, its Manager

By: LPC Realty Advisors, Inc., a Texas corporation, its General Partner

By: /s/ Jenifer Ratcliffe
Name: Jenifer Ratcliffe
Its: President

TENANT:

CONNECTURE, INC.,
a Delaware limited liability company

By:	/s/ James Purko
Name:	James Purko
Title:	CFO

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